UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 17, 2013

ARGAN, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-31756	13-1947195
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Church Street, Suite 201, Rockville, MD		20850
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (301) 315-0027

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 5.02(e) – Compensatory Arrangements of Certain Officers

On December 17, 2013, Gemma Power Systems, LLC (“GPS”), Gemma Power, Inc. and Gemma Power Systems California, Inc., each of which is a wholly-owned subsidiary of Argan, Inc., and Gemma Power Hartford, LLC, Gemma Renewable Power, LLC and Gemma Plant Operations, LLC, each of which is a wholly-owned subsidiary of GPS, entered into a First Amendment to Amended and Restated Employment Agreement (the “First Amendment”) with their current Chief Executive Officer, William F. Griffin, Jr. (“Griffin”). Pursuant to the First Amendment, among other things (i) Griffin’s term of employment was renewed for an additional three (3) years, commencing April 1, 2014 and continuing through March 31, 2017, (ii) provision was made for a single lump sum payment to be made to Griffin upon a Change in Control (as defined in the First Amendment) in an amount equal to (A) twenty-four (24) times Griffin’s base salary during the thirty (30) days ending on the date of the Change in Control, plus (B) two (2) times the minimum bonus paid to Griffin with respect to the fiscal year of GPS most recently completed, (iii) in the event of a Change in Control, Griffin’s covenants not to compete and not to solicit employees or former employees, or actual or targeted prospective customers or clients, or actual distributors or suppliers shall be rendered null and void and of no further force or effect, and (iv) certain amendments were made in accordance with requirements of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

The foregoing description is not a complete description of the First Amendment and is qualified in its entirety by reference to the full text of the First Amendment, a copy of which is attached to this report as Exhibit 10.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	First Amendment to Amended and Restated Employment Agreement, dated as of December 17, 2013, by and among Gemma Power Systems, LLC, Gemma Power, Inc., Gemma Power Systems California, Inc., Gemma Power Hartford, LLC, Gemma Renewable Power, LLC, Gemma Plant Operations, LLC and William F. Griffin, Jr.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARGAN, INC.

Date: December 18, 2013	By:	/s/ Arthur Trudel
Arthur Trudel
Senior Vice President and Chief Financial Officer